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                                                                     EXHIBIT 4.5


                               FIRST AMENDMENT TO
                         THE HOUSTON EXPLORATION COMPANY
                      1999 NON-QUALIFIED STOCK OPTION PLAN

         This Amendment No. 1 (the "Amendment") to the 1999 Non-Qualified Stock Option Plan (the "Plan") is effective as of this 11th day of December, 2001. The Plan is for non-employee directors of the Company and employees, consultants and advisors of the Company and its Affiliates, other than officers who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, and is intended to advance the best interests of the Company, its Affiliates, and its stockholders by providing those persons who have substantial responsibility for the management and growth of the Company and its Affiliates with additional incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue as directors or in the employ of the Company or any of its Affiliates. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

         WHEREAS, the Plan became effective on October 26, 1999; and

         WHEREAS, Section 4.2 of the Plan provides for the dedication of 400,000 shares of Stock of the Company to the Plan; and

         WHEREAS, Article VII of the Plan provides that the Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; and

         WHEREAS, the Board has determined that it is in the best interest of the Company to grant additional Options under the Plan and therefore desires to dedicate additional shares of Stock to the Plan.

         NOW THEREFORE, the Plan is hereby amended as follows:

         Section 4.2 is hereby deleted in its entirety and replaced with the following:

         "Dedicated Shares. The total number of shares of Stock with respect to which Options may be granted under the Plan shall be 800,000 shares of Stock; provided, however, in the event that any outstanding Option shall expire or terminate for any reason other than exercise or any Option is surrendered unexercised, the shares of Stock allocable to the unexercised portion of that Option may again be subject to an Option under the Plan. The shares may be treasury shares or authorized but unissued shares. The number of shares stated in this Section 4.2 shall be subject to adjustment in accordance with the provisions of Section 4.5."

Except as amended and modified hereby, the Plan shall continue in full force and effect, and the Plan and this amendment shall be read, taken and construed as one and the same instrument.

                                         THE HOUSTON EXPLORATION COMPANY


                                         By: /s/ James F. Westmoreland
                                             ----------------------------------
                                         James F. Westmoreland
                                         Vice President, Secretary and Chief
                                         Accounting Officer